United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2022

Oyster Enterprises Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39910	85-3607783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 South Flagler Drive, Suite 800W West Palm Beach, Florida 33401	33401
(Address of Principal Executive Offices)	(Zip Code)

(212) 888-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant to purchase one share of Class A common stock	OSTRU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	OSTR	The Nasdaq Stock Market LLC
Redeemable warrants, each exercisable for one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment	OSTRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of January 20, 2022, the board of directors (the “Board”) of Oyster Enterprises Acquisition Corp. (the “Company”) appointed Dana Goldsmith Needleman as a new independent director of the Company and member of the Audit Committee of the Board.

Ms. Needleman, age 49, serves as a Principal of The Cogent Group, a private real estate investment firm, where she is responsible for the origination, underwriting, financing, structuring, and closing of net lease transactions, a position she has held since October 2009. From 1999 to 2009, Ms. Needleman was employed by Cardinal Capital Partners, a sale-leaseback firm, serving as Managing Director from 2003 to 2009 and Vice President from 1999 to 2002. From 1997 to 1999, Ms. Needleman was an associate at Corporate Realty Investment Company, a private real estate company. From December 2019 to May 2021, Ms. Needleman served as a director of Tribune Publishing Company, a newspaper print and online media publishing company. From May 2018, Ms. Needleman served as a director of Fred’s Inc., a company operating a discount general merchandise store chain, which was a public company until September 2019. Ms. Needleman earned her B.A. from Duke University and her J.D. from Boston University School of Law. Ms. Needleman was selected as a director due to her substantial retail real estate and corporate management background and her experience as a board member of various companies.

The board of directors of the Company has affirmatively determined that Ms. Needleman meets the applicable standards for an independent director under both the rules of the Nasdaq Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934.

There are no arrangements or understandings between Ms. Needleman and any person pursuant to which Ms. Needleman was selected as a director, and there are no actual or proposed transactions between Ms. Needleman or any of her related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Consistent with the Company’s compensation arrangements with its other independent directors, the Company intends to pay Ms. Needleman a one-time cash bonus of $150,000 upon the successful completion of its initial business combination, provided that Ms. Needleman remains a director through the closing of such initial business combination. In addition, Ms. Needleman will be reimbursed for any out-of-pocket expenses incurred in connection with activities undertaken on the Company’s behalf.

In connection with this appointment, Ms. Needleman is expected to enter into an indemnity agreement with the Company on the same terms as the indemnity agreements entered into by the directors and officers of the Company at the time of the Company’s initial public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oyster Enterprises Acquisition Corp.

Date: January 26, 2022	By:	/s/ Joshua P. Kleban
	Name:	Joshua P. Kleban
	Title:	Chief Financial Officer